CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION


         Biogan Medical International, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY,

         FIRST: That the Board of Directors of said corporation, in a meeting held on June 12, 1989, the minutes of which have been filed with the proceedings of the board, adopted a Resolution proposing and declaring adviseable an amendment to the Certificate of Incorporation and providing for consideration thereof by the stockholders of the corporation. The Resolution setting forth the proposed amendment is as follows:

         RESOLVED: That it is adviseable that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FOURTH" so that, as amended, the preamble of said Article, to be followed by the originally filed subparagraphs "A" and "B" without change. shall be and read as follows:

                  FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue shall be 310,000,000 shares of which 10,000,000 shares shall be preferred stock of the par value of one-tenth cent each ($.001) (hereafter called the "preferred stock") and of which 300,000,000 shares shall be common stock of the par value of one-tenth cent each ($.001) (hereinafter called the "common stock").

         SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware; and written notice of the adoption of said amendment has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every stockholder entitled to such notice.

         THIRD: That the aforesaid amendment was duly adopted in accordance with applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

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         FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, said Biogan Medical International, Inc. has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Thomas E. Smith, Jr., its Executive Vice President and by Thomas E. Smith, Jr., its Secretary, this 12th day of June, 1989.


                                   BIOGAN MEDICAL INTERNATIONAL, INC.


                                   By:  /S/ THOMAS E. SMITH, JR.
                                      -----------------------------------------
                                        Thomas E. Smith, Jr.
                                        Executive Vice President

(SEAL)


By:  /S/ THOMAS E. SMITH, JR.
     -----------------------------------------
      Thomas E. Smith, Jr.
      Secretary